EXHIBIT 4.7

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description of registered securities of Arcadia Biosciences, Inc. (“Arcadia,” “we,” “us,” “our”) is based upon our certificate of incorporation, as amended (“Certificate of Incorporation”) and bylaws, as amended (“Bylaws”) and does not purport to be complete. This summary is subject to, and is qualified in its entirety by, or Certificate of Incorporation and Bylaws, each of which is incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit is a part, and the applicable provisions of the Delaware General Corporation Law (“DGCL”). We encourage you to read our Certificate of Incorporation and Bylaws for additional information.

General

Our authorized capital stock consists of 150,000,000 shares of common stock, $0.001 par value, and 20,000,000 shares of preferred stock, $0.001 par value. 40,000 shares of our preferred stock was designated as “Series A Preferred Stock” as of December 31, 2022. Our common stock and Series A Preferred Stock have been registered under Section 12 of the Securities Exchange Act of 1934, as amended. As of the date of this Annual Report on Form 10-K, there are no outstanding shares of Series A Preferred Stock

Common Stock

Holders of our common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Our Certificate of Incorporation does not provide for cumulative voting. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding preferred stock. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Preferred Stock

The board of directors has the authority, without further action by the stockholders, to issue up to 20,000,000 shares of preferred stock, $0.001 par value per share, in one or more series. The board of directors also has the authority to designate the rights, preferences, privileges and restrictions of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, and the number of shares constituting any series.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the company without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock.

Series A Preferred Stock

Our board of directors declared a dividend of one one-thousandth of a share of Series A Preferred Stock for each share of our common stock outstanding as of 5:00 p.m. Eastern Time on December 28, 2022.

Transferability. Shares of Series A Preferred Stock are uncertificated and represented in book-entry form. No shares of Series A Preferred Stock may be transferred by the holder thereof except in connection with a transfer by such holder of any shares of our common stock by such holder, in which case a number of one one-thousandths

(1/1,000ths) of a share of Series A Preferred Stock equal to the number of shares of our common stock to be transferred by such holder will be automatically transferred to the transferee of such shares of common stock.

Voting Rights. Each share of Series A Preferred Stock will entitle the holder thereof to 1,000,000 votes per share. Thus, each one-thousandth of a share of Series A Preferred Stock entitles the holder thereof to 1,000 votes. The outstanding shares of Series A Preferred Stock will vote together with the outstanding shares of our common stock as a single class exclusively with respect to any proposal to adopt an amendment to our Certificate of Incorporation to reclassify the outstanding shares of our common stock into a smaller number of shares of Common Stock at a ratio specified in or determined in accordance with the terms of such amendment (the “Reverse Stock Split”) and any proposal to adjourn any meeting of stockholders called for the purpose of voting on Reverse Stock Split (the “Adjournment Proposal”). The Series A Preferred Stock will not be entitled to vote on any other matter, except to the extent required under the DGCL. Unless otherwise provided on any applicable proxy or ballot with respect to the voting on the Reverse Stock Split or the Adjournment Proposal, the vote of each share of Series A Preferred Stock (or fraction thereof) entitled to vote on the Reverse Stock Split, the Adjournment Proposal or any other matter brought before any meeting of stockholders held to vote on the Reverse Stock Split and the Adjournment Proposal will be cast in the same manner as the vote, if any, of the share of common stock (or fraction thereof) in respect of which such share of Series A Preferred Stock (or fraction thereof) was issued as a dividend is cast on the Reverse Stock Split, the Adjournment Proposal or such other matter, as applicable, and the proxy or ballot with respect to shares of common stock held by any holder on whose behalf such proxy or ballot is submitted will be deemed to include all shares of Series A Preferred Stock (or fraction thereof) held by such holder. Holders of Series A Preferred Stock will not receive a separate ballot or proxy to cast votes with respect to the Series A Preferred Stock on the Reverse Stock Split, the Adjournment Proposal or any other matter brought before any meeting of stockholders held to vote on the Reverse Stock Split.

Dividend Rights. The holders of Series A Preferred Stock, as such, will not be entitled to receive dividends of any kind.

Liquidation Preference. The Series A Preferred Stock will rank senior to the Common Stock as to any distribution of assets in the event of our liquidation, dissolution or winding up, whether voluntarily or involuntarily. Upon our liquidation, dissolution or winding up, whether voluntarily or involuntarily, any Dissolution, each holder of outstanding shares of Series A Preferred Stock will be entitled to be paid out of our assets that are available for distribution to stockholders, prior and in preference to any distribution to the holders of Common Stock, an amount in cash equal to $0.001 per outstanding share of Series A Preferred Stock.

Redemption. All shares of Series A Preferred Stock that are not present in person or by proxy at any meeting of stockholders held to vote on the Reverse Stock Split and the Adjournment Proposal as of immediately prior to the opening of the polls at such meeting (the “Initial Redemption Time”) will automatically be redeemed in whole, but not in part, by us at the Initial Redemption Time without further action on the part of us or the holder of shares of Series A Preferred Stock (the “Initial Redemption”). Any outstanding shares of Series A Preferred Stock that have not been redeemed pursuant to an Initial Redemption will be redeemed in whole, but not in part, (i) if such redemption is ordered by the Board in its sole discretion, automatically and effective on such time and date specified by the Board in its sole discretion or (ii) automatically upon the approval by our stockholders of the Reverse Stock Split at any meeting of the stockholders held for the purpose of voting on such proposal. Each share of Series A Preferred Stock redeemed in any redemption described above will be redeemed in consideration for the right to receive an amount equal to $0.10 in cash for each one hundred whole shares of Series A Preferred Stock that are “beneficially owned” by the “beneficial owner” (as such terms are defined in the certificate of designation with respect to the Series A Preferred Stock) thereof as of the applicable redemption time and redeemed pursuant to such redemption, payable upon receipt by us of a written request submitted by the applicable holder to our corporate secretary (each a “Redemption Payment Request”) following the applicable redemption time. Such Redemption Payment Request shall (i) be in a form reasonably acceptable to us (ii) set forth in reasonable detail the number of shares of Series A Preferred Stock beneficially owned by the holder at the applicable redemption time and include evidence reasonably satisfactory to us regarding the same, and (iii) set forth a calculation specifying the amount in cash owed to such holder by us with respect to the shares of Series A Preferred Stock that were redeemed at the applicable redemption time. However, the redemption consideration in respect of the shares of Series A Preferred Stock (or fractions thereof) redeemed in any redemption described above: (i) will entitle the former beneficial owners of less than one hundred whole shares of Series A Preferred Stock redeemed in any redemption to no cash payment in respect thereof and (y) will, in the case of a former beneficial owner of a number of shares of Series A Preferred Stock (or fractions thereof) redeemed pursuant to any redemption that is not equal to a whole number that is a multiple of one hundred, entitle such beneficial owner to the same cash payment, if any, in respect of such redemption as would have been payable in such redemption to such beneficial owner if the number of shares (or fractions thereof) beneficially owned by such beneficial owner and redeemed pursuant to such redemption were rounded down to the nearest whole number that is a multiple of one hundred (such, that for example, the former beneficial owner of 150 shares of Series A Preferred Stock redeemed pursuant to any redemption will be entitled to receive the same cash payment in respect of such redemption as would have been payable to the former beneficial owner of 100 shares of Series A Preferred Stock redeemed pursuant to such redemption). The Series A Preferred Stock has no stated maturity and is not subject to any sinking fund. The Series A Preferred Stock is not subject to any restriction on the redemption or repurchase of shares by us while there is any arrearage in the payment of dividends or sinking fund installments.

At a meeting of our stockholders held on February 15, 2023, our stockholders approved a 40-1 reverse stock split of our outstanding common stock. As a result of that stockholder approval, all outstanding shares of Series A Preferred Stock were then redeemed by the Company. All redeemed shares of Series A Preferred Stock automatically were retired and restored to the status of authorized but unissued shares of preferred stock. There are no outstanding shares of preferred stock as of the date of this Annual Report on Form 10-K.

Anti-Takeover Effects of Provisions of our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws contain certain provisions that could have the effect of delaying, deterring or preventing another party from acquiring control of us. These provisions and certain provisions of the DGCL, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate more favorable terms with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.

Undesignated Preferred Stock

As discussed above, our board of directors will have the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Limits on Ability of Stockholders to Act by Written Consent or Call a Special Meeting

Our Certificate of Incorporation provides that our stockholders may not act by written consent, which may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our Bylaws or remove directors without holding a meeting of our stockholders called in accordance with our Bylaws.

In addition, our Bylaws provide that special meetings of the stockholders may be called only by the majority of our board of directors. Stockholders may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Bylaws require advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Board Classification

Our board of directors is divided into three classes, one class of which is elected each year by our stockholders. The directors in each class will serve three-year terms. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board.

No Cumulative Voting

Our Certificate of Incorporation and Bylaws do not permit cumulative voting in the election of directors. Cumulative voting allows a stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board’s decision regarding a takeover.

Amendment of Charter and Bylaws Provisions

The amendment of the above provisions of our Certificate of Incorporation requires approval by holders of at least two-thirds of our outstanding capital stock entitled to vote generally in the election of directors. The amendment of our Bylaws requires approval by the holders of at least two-thirds of our outstanding capital stock entitled to vote generally in the election of directors.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the DGCL, regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•
prior to the date of the transaction, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, calculated as provided under Section 203; or

•
at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of the DGCL and the provisions of our Certificate of Incorporation and Bylaws, as amended upon the completion of this offering, could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Forum Selection

Our Certificate of Incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for:

•
any derivative action or proceeding brought on our behalf;

•
any action asserting a breach of fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders;

•
any action asserting a claim against us arising pursuant to any provisions of the DGCL, our Certificate of Incorporation or our Bylaws; or

•
any action asserting a claim against us that is governed by the internal affairs doctrine.

These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. Furthermore, the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. If a court were to find either exclusive-forum provision in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm our business.

These exclusive-forum provisions are not intended to apply to any causes of action arising under the Securities Act of 1933 or the Exchange Act of 1934 or any other claim for which the federal courts have exclusive jurisdiction.

Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “RKDA”. Our Series A Preferred Stock is not listed on any securities exchange.